Exhibit 99.1
RESOLUTE ENERGY CORPORATION ANNOUNCES
YEAR-END PROVED RESERVES;
— Announces Fourth Quarter 2009 Earnings Conference Call —
— Wednesday, March 24, 2010, 5:00 p.mm EDT —
—
Denver, Colorado — March 5, 2010 — Resolute Energy Corporation (“Resolute” or the “Company”) (NYSE: REN) today announced full year 2009 production and year end proved reserves and PV-10. In addition it announced the date, time and participation details concerning its earnings release and associated conference call.
Reserves and Analysis1
In accordance with Securities and Exchange Commission (“SEC”) requirements for reporting oil and gas reserves, Resolute’s total proved oil and gas reserves on December 31, 2009 were 64.4 million barrels of oil equivalent (“MMBoe”), an increase of 31% as compared to year-end 2008. Total 2009 proved reserves consist of 58.1 million barrels (“MMBbl”) of crude oil and natural gas liquids (“NGL”) and 38.2 billion cubic feet (“Bcf”) of gas. At year-end 2009, 54% of reserves were proved developed. Oil constituted 77% of total proved reserves, and oil and NGL together constituted 90% of Resolute’s proved reserves. The pre tax present value of proved reserves, discounted at 10% pursuant to SEC reporting rules, or PV-10, was $480 million.
New SEC reporting rules require that year-end proved reserve volumes be calculated using the 12-month unweighted arithmetic average of the first-day-of-the-month price for the period January through December 2009. On this basis, the prices for oil and gas for 2009 reserves reporting purposes utilized an average NYMEX oil price of $61.18 per barrel of oil and an average 2009 Henry Hub gas price of $3.87 per MMBtu of gas.
Proved reserves attributable to the Company’s Utah assets, which are located in the Company’s Aneth Field properties, totaled approximately 59.6 MMBoe on December 31, 2009, an increase of 36% over the comparable 2008 amount. Oil and NGL together constitute more than 93% of Resolute’s proved Utah reserves. Proved reserves attributable to the Company’s Wyoming properties totaled 4.8 MMBoe on December 31, 2009, compared to the December 31, 2008 total of approximately 5.4 MMBoe. Wyoming reserves are comprised of approximately one-half gas and one-half oil and NGL.
Alternate Pricing Scenarios
In addition to evaluating its reserves utilizing the SEC reporting rules, two other cases were evaluated by management. In one case, Resolute utilized the futures price strip that was in effect

[1]	The following information is unaudited and preliminary. Audited and final results will be provided in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. Note also that references to Resolute or the Company include the production, operations and reserves of Predecessor Resolute through September 24, 2009.

at December 31, 2009 (the “Strip Case”) to evaluate its reserves. Resolute’s total proved Strip Case oil and gas reserves on December 31, 2009 were 82.9 MMBoe. Under this case, total 2009 proved reserves consist of 75.5 MMBbl of crude oil and NGL and 44.1 Bcf of gas, with a PV-10 of $1,067 million. Pricing used to calculate Strip Case proved reserves for year end 2009 include NYMEX front-month oil prices of $82.30, $86.13, $87.99 and $89.53 per Bbl for each of the four years from 2010 through 2013. Prices were held constant thereafter at $91.30 per Bbl for 2014 and thereafter. Similarly, gas prices used were $5.77, $6.31, $6.48, and $6.62 per MMBtu for the four year period, and $6.80 per MMBtu for 2014 and thereafter. Capital and operating costs were escalated by 3% per year through 2014 and held constant thereafter.
Resolute also evaluated its 2009 reserves utilizing the SEC guidelines that were in effect at December 31, 2008 (the “Flat Case”). In the Flat Case, December 31, 2009 oil prices of $79.36 per Bbl and gas prices of $5.79 per MMBtu were used per prior SEC guidelines instead of the twelve month average prices as used pursuant to current SEC guidelines as described above. Resolute’s total proved Flat Case oil and gas reserves on December 31, 2009 were 70.1 MMBoe. Under the Flat Case, total 2009 proved reserves consist of 62.8 MMBbl of crude oil and NGL and 43.5 Bcf of gas. PV-10 for the Flat Case was $885 million.
2009 Production
The Company’s net production for 2009 totaled 2.7 MMBoe, or 7,437 Boe per day, a decrease of 4% as compared to 2.8MMBoe, or 7,712 Boe per day produced in 2008. In May of 2009 the Company shut-in approximately 400 Boe per day of uneconomic production from coalbed methane wells. Those wells remain out of production. Production at the Company’s Aneth Field properties totaled 5,424 Boe per day in 2009, and production in Wyoming totaled 2,013 Boe per day. In addition to its production from Aneth Field and Wyoming, the Company had modest amounts of production from other properties in Oklahoma.
Management Comments
“We continue to be encouraged by the rate of response in the tertiary expansion projects that we have implemented in Aneth Field,” said Resolute Chief Executive Officer Nicholas Sutton. “Although we are still in the relatively early stages of our program to increase production, we have experienced meaningful production response from these projects over the course of the year. Our operations continue to run according to plan, and the capital we have invested to revitalize our fields and to improve field reliability continues to provide benefits to Resolute.
“In addition, over the past few months, we have evaluated and commenced a number of exploitation activities that we expect will further expand our proved developed reserve base. In Utah, these activities include preparatory work for the Aneth Unit Phase 4 CO2 flood expansion, well conformance work within the existing tertiary expansion areas to ensure that the CO2 flood is as effective as possible, and we have initiated activities in the McElmo Creek Unit to tap a known prolific zone, the Desert Creek IIC. In Wyoming we have begun a refrac project in our Hilight Field that looks promising. Finally, we are particularly excited about our recently-announced entry into the Bakken play in North Dakota. Our initial acreage position and our planned cooperative effort with GeoResources, Inc. give us encouragement that this area will become a growing, oil prone focus area for the Company.
“These activities, along with a balance sheet that allows us to move forward aggressively with our capital program, makes us extremely optimistic about the opportunities we have in 2010 and beyond.”
Upcoming Conference Presentations
The Company will be presenting at the Raymond James 31st Annual Institutional Investors Conference on March 8, 2010 at 9:50 am ET. The Raymond James presentation will be webcast and will be available through Resolute’s investor relations website at http://www.rnrc.net/inv_overview.html for approximately 30 days thereafter.
Q4 and Full Year 2009 Earnings Announcement
Resolute will host an investor call on March 24, 2010 at 5:00 p.m. EDT. To participate in the call please dial 888-753-4238 from the United States, or 574-941-1785 from outside the U.S. The conference call I.D. number is 61387373. Participants should dial in 5 to 10 minutes before the scheduled time and must be on a touch-tone telephone to ask questions.
A replay of the call will be available through April 7, 2010 by dialing 800-642-1687 from the U.S., or 706-645-9291 from outside the U.S. The conference call I.D. number is 61387373.
This call will also be available as a live webcast which can be accessed at Resolute’s investor relations website at http://www.rnrc.net/inv_overview.html.
Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “poised”, “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: costs related to the transaction; the volatility of oil and gas prices; discovery, estimation, development and replacement of oil and gas reserves; the future cash flow, liquidity and financial position of Resolute; the success of the business and financial strategy, hedging strategies and plans of Resolute; the amount, nature and timing of capital expenditures of Resolute, including future development costs; availability and terms of capital; the effectiveness of Resolute’s CO2 flood program and refrac project; the timing and amount of future production of oil and gas; availability of drilling and production equipment; operating costs and other expenses of Resolute; the success of prospect development and property acquisition of Resolute; the success of Resolute in marketing oil and gas; competition in the oil and gas industry; the impact of weather and the occurrence of disasters, such as fires, floods and other events and natural disasters; government regulation of the oil and gas industry; developments in oil producing and gas-producing countries; the success of strategic plans, expectations and objectives for future operations of Resolute. Actual results may differ materially from those contained in the forward-looking statements in this press release. Resolute undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Further information on risks and uncertainties that may affect the Company’s operations and financial performance, and the forward statements contained herein, is available in the Company’s filings with the SEC, which are incorporated by this reference as though fully set forth herein. All forward-looking statements are qualified in their entirety by this cautionary statement.
About Resolute Energy Corporation
Resolute is an independent oil and gas company engaged in the acquisition, exploitation and development of oil and gas properties. The company operates producing properties in Utah, Wyoming and Oklahoma and owns exploration properties in North Dakota, Wyoming and Alabama.
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Contacts:
Nevin Reilly
Sloane & Company
212-446-1893
nreilly@sloanepr.com
Erica Bartsch
Sloane & Company
212-446-1875
ebartsch@sloanepr.com

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